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               CODE OF ETHICS FOR PRINCIPAL MANAGEMENT CORPORATION

I.       Statement of Purpose and General Principles

         The purpose of this Code of Ethics ("Code") is to prevent conflicts of interest which may exist, or appear to exist, when persons associated with Principal Management Corporation ("Principal Management") own or engage in transactions involving securities that are owned or are being purchased or sold or are being considered for purchase or sale by the Funds. Central to this Code are the following fiduciary principles:

         A.     The duty at all times to place the interests of customers first.

         B. The requirement that all personal securities transactions be conducted consistent with this Code, and in such a manner as to avoid any actual or potential conflict of interest or abuse of an individual's position of trust and responsibility.

         C. The fundamental standard that persons associated with Principal Management should not take inappropriate advantage of their positions.

II.      Definitions:

         A. SECURITY: Shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except it shall not include securities issued by the Government of the United States, bankers' acceptances, certificates of deposit, commercial paper, and shares of open-end management investment companies (i.e. mutual funds).

         B. ACCESS PERSON: "Access person" means any (1) director or officer of Principal Management or (2) employee of Principal Management who in the regular course of his or her duties makes, participates in or obtains information regarding the purchase or sale of securities by the Funds or whose functions relate to the making of any recommendations with respect to such purchases and sales.

                Access Persons consist of these sub-categories: (1) Portfolio Managers (individuals entrusted with the direct responsibility and authority to make investment decisions affecting The Funds),
                (2) Investment Personnel (which include Portfolio Managers as well as portfolio strategists, analysts and traders), and (3) Other Access Persons (all persons who are not included in the sub-categories 1 or 2).

         C. PURCHASE OR SALE: A security is being considered for purchase or sale when a Portfolio Manager views the purchase or sale of the security for a Fund as probable. The phrase "purchase or sale of a security" includes the writing of an option to purchase or sell a security or the purchase of an option to purchase or sell a security.

          D. BENEFICIAL OWNERSHIP: "Beneficial ownership" shall be interpreted in the same manner as in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct and indirect beneficial ownership shall apply to all securities which a person owns. For example, the term "Beneficial Ownership" encompasses (i) in addition to securities in a person's own account(s), securities owned by members of the person's immediate family sharing the same household, and (ii) securities a person might acquire or dispose of through the exercise or conversion of any derivative security, whether presently exercisable or not.

         E.     RESTRICTED  LISTS:  Two records  known as the  "Restricted  Debt
                Securities List" and the "Restricted Equity Securities List" shall be maintained by the securities trading area. The Lists shall include the names of all securities the Funds (1) are currently buying or which the Funds expect to buy, and (2) currently hold; provided however that any security an Index Fund is currently buying or which such Fund currently holds shall not be included on the Restricted Equity Securities List.

                The reference date for determining when a Fund "expects to buy" is the date on which a Portfolio Manager views the purchase of the security for a Fund as probable. Names of securities shall be removed from the Restricted List 15 days after a Fund has (1) ceased considering the security for purchase or (2) entirely liquidated its position in such security.

         F. THE FUNDS: The mutual funds for which Principal Management serves as investment advisor. In the case of a series Fund, "Fund" shall mean a series of The Fund.

III.     Exempted Transactions. This Code shall not apply to:

         A.     Sales made pursuant to a general public tender offer.

         B. The acceptance of stock dividends of securities already owned; the reinvestment of cash dividends of securities already owned under a dividend reinvestment program or the participation in a monthly investment plan for the purchase of a security already owned (Note: The initial purchase or establishment of a dividend reinvestment program or automatic investment plan must be precleared).

         C. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent such rights are acquired directly from the issuers thereof, and sales of such rights.

         D. Exercising or selling options or rights to exchange or convert securities but only when those instruments have been acquired or disposed of in accordance with the Code.

         E. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

         F. Purchases or sales which are non-volitional on the part of either the Access Person or one of the Funds.

IV.      Restricted and Prohibited Transactions

         A. No Investment Personnel may acquire, directly or indirectly, beneficial ownership in any security that is part of an initial public offering.

         B. No Investment Personnel may acquire, directly or indirectly, beneficial ownership in any security in a private placement transaction without prior approval.

                Investment Personnel who have acquired securities in a private placement transaction must disclose that investment when they play a part in any consideration by one of The Funds of an investment in the issuer of the privately placed security. In such circumstances a decision to purchase securities on behalf of one of The Funds must be subject to an independent review by Investment Personnel with no personal interest in the issuer.

         C. No Access Person may purchase or sell a security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership while that security is listed on a Restricted List, except as provided elsewhere in this Code. See V. Preclearance.

                No Portfolio Manager may purchase or sell a security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial interest within 7 days before and after a Fund that he or she manages trades in that security.

         D. Investment Personnel may not profit directly or indirectly from the acquisition and disposition (or disposition and acquisition) of beneficial ownership of the same (or equivalent) securities within 60 calendar days. Any profits realized on such short-term trades must be disgorged to a charitable organization determined by Principal Management.

                Investment Personnel may request exceptions to this prohibition prior to realizing the profit. Such exceptions will be considered on a case-by-case basis, taking into consideration the facts and circumstances of each situation.

V.       Preclearance

         A.     Portfolio Managers (Refer also to Section IV. C.)

                Portfolio Managers may request permission to trade any security on the Restricted Debt Securities List. Portfolio Managers may also request permission to trade securities on the Restricted Equity Securities List in an amount each calendar quarter that is the greater of 500 shares or 1% of the daily average trading volume during the 90 days prior to the date the Portfolio Manager makes the request; provided however Portfolio Managers may not purchase or sell any security within seven (7) days before or after a Fund the Portfolio Manager manages purchased or sold the security.

                Requests for approval may be made by contacting the person responsible for maintaining the Restricted Debt Securities List or the Restricted Equity Securities List.

                Approvals to trade are valid for 24 hours after given. Portfolio Managers who desire an approval that is valid for a longer period may make such a request when seeking approval to trade.

         B.     Access Persons Other Than Portfolio Managers

                Access Persons other than Portfolio Managers may request permission to trade any security on the Restricted Debt Securities List. Access Persons may also request permission to trade securities on the Restricted Equity Securities List in an amount each calendar quarter that is the greater of 500 shares or 1% of the daily average trading volume during the 90 days prior to the date the Access Person makes the request.

                Requests for approval may be made by contacting the person responsible for maintaining the Restricted Debt Securities List or the Restricted Equity Securities List.

                Approvals to trade are valid for 24 hours after given. Access Persons who desire an approval that is valid for a longer period may make such a request when seeking approval to trade.

VI.      Disclosure of Securities Ownership and Securities Transactions

         A. When recommending the purchase or sale of securities for one of the Funds in accordance with portfolio management procedures, Investment Personnel must disclose any direct or indirect beneficial ownership in any security of the issuer whose securities are under consideration.

         B. All Access Persons shall file a report with Principal Management listing all their personal securities transactions during the previous calendar quarter in any security (as defined in Section II, A.) in which such person has acquired or sold any direct or indirect beneficial ownership including transactions exempt from this Code under Section III. The report shall be made on a form provided by Principal Management within 10 days following the end of such calendar quarter. The report shall contain the following information:

               (1) The date of the transaction, the name and the number of shares or the principal amount of each security involved;

               (2)  The nature of the transactions (e.g., purchase or sale);

               (3)  The price at which the transaction was effected;

               (4) The name of the broker, dealer or bank with or through which the transaction was effected; and

               (5) If a sale transaction, the date on which the security was acquired and the cost basis of the security.

         C. Access Persons must direct brokerage and other firms with which they have securities accounts to furnish Principal Management on a timely basis duplicate copies of confirmations of all personal securities transactions.

         D. Access Persons must direct brokerage and other firms with which they have securities accounts to furnish Principal Management on a timely basis a duplicate copy of the Access Person's December 31 account statement.

         E. Access Persons who are Portfolio Managers must furnish Principal Management a listing of all securities in which they have a direct or indirect beneficial ownership at the time of their appointment as a Portfolio Manager, and thereafter on an annual basis as of December 31 of each year.

VII.     Certification of Compliance

         All Access Persons will be required to certify annually that they have read and understand the Code and its applicability to them, and that they have complied with the requirements of the Code and that they have disclosed or reported all personal securities transactions as required by the Code.

VIII.    Gifts

         Investment Personnel are prohibited from receiving any gift or other thing having a value of more than $100 in the aggregate in any calendar year from any person or entity that does business with or on behalf of the Funds. Gifts do not include occasional dinners, sporting events or other entertainment that Investment Personnel attend with their host.

IX.      Service as a Corporate Director

         Investment Personnel are prohibited from serving on the board of directors of a publicly traded company, absent prior authorization based on a determination that board service would be consistent with the interests of the Funds and their shareholders.

X.       Administration and Sanctions

          A. Responsibility for this Code is vested in the Chairman of the Boards of Directors of Principal Management. (Administrative responsibility has been delegated to A. S. Filean and E. H. Gillum. Requests for interpretation of this Code or for preclearance of purchase or sales that are not clearly addressed by this Code should be directed (in the order to be contacted) to: J. B. Schustek, E. H. Gillum, A. S. Filean, M. D. Roughton, R.C. Eucher).

         B. Upon discovering a violation of this Code, the Chairman of Principal Management may impose such sanctions as the Chairman deems appropriate.

         C. Annually, those individuals charged with the responsibility for carrying out this Code shall prepare a report to the Boards of Directors of Principal Management and of the Funds that, as a minimum, will include:

                (1) A summary of existing procedures concerning personal investing and any procedural changes made during the past year;

                (2)     Identification  of  violations   requiring   significant
                        remedial action during the past year; and

                (3) Recommendations, if any, as to changes in existing restrictions or procedures based on experience with this Code, evolving industry practices or developments in applicable laws or regulations.